   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2000



                                            REGISTRATION STATEMENT NO. 333-51530

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              ANALOG DEVICES, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------


                   MASSACHUSETTS                                        04-2348234
 (State or other jurisdiction of incorporation or          (I.R.S. Employer Identification No.)
                    organization)

                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106
                                 (781) 329-4700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                             PAUL P. BROUNTAS, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                              TEL: (617) 526-6000
                              FAX: (617) 526-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ] 333-        .

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ] 333-        .

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                                                SUBJECT TO COMPLETION,

                                                         DATED DECEMBER 28, 2000


                           ANALOG DEVICES, INC. LOGO

                        1,359,329 SHARES OF COMMON STOCK
                         $0.16 2/3 Par Value Per Share

                            ------------------------

     This prospectus relates to resales of shares of our common stock issued by us to the former stockholders of ChipLogic, Inc. in connection with our acquisition of that company.

     We will not receive any proceeds from the sale of the shares.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is traded on the New York Stock Exchange under the symbol "ADI."

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is December   , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

The Company.................................................    3
Risk Factors................................................    3
Cautionary Statement Concerning Forward-Looking
  Information...............................................    6
Selling Stockholders........................................    7
Description of Capital Stock................................    9
Plan of Distribution........................................   11
Legal Matters...............................................   12
Experts.....................................................   12
Where You Can Find More Information.........................   12
Incorporation of Certain Documents by Reference.............   12

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                  THE COMPANY

     Analog Devices, Inc.'s executive offices are located at One Technology Way, Norwood, Massachusetts 02062-9106. Our telephone number is (781) 329-4700 and our Internet address is www.analog.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Analog Devices," "we," "us," and "our" refer to Analog Devices, Inc. and its subsidiaries.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

WE MAY EXPERIENCE MATERIAL FLUCTUATIONS IN FUTURE OPERATING RESULTS.

     Our future operating results are difficult to predict and may be affected by a number of factors including the timing of new product announcements or introductions by us and our competitors, competitive pricing pressures, fluctuations in manufacturing yields, adequate availability of wafers and manufacturing capacity, our ability to continue hiring engineers and other qualified employees needed to meet the expected demands of our largest customers and changes in product mix and economic conditions in the United States and international markets. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. Our business is subject to rapid technological changes and there can be no assurance, depending on the mix of future business, that products stocked in inventory will not be rendered obsolete before we ship them. As a result of these and other factors, there can be no assurance that we will not experience material fluctuations in future operating results on a quarterly or annual basis.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS AND ENTER NEW MARKETS.

     Our success depends in part on our continued ability to develop and market new products. There can be no assurance that we will be able to develop and introduce new products in a timely manner or that new products, if developed, will achieve market acceptance. In addition, our growth is dependent on our continued ability to penetrate new markets where we have limited experience and competition is intense. There can be no assurance that the markets we serve will grow in the future; that our existing and new products will meet the requirements of these markets; that our products will achieve customer acceptance in these markets; that competitors will not force prices to an unacceptably low level or take market share from us; or that we can achieve or maintain profits in these markets. Also, some of our customers in these markets are less well established, which could subject us to increased credit risk.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE SEMICONDUCTOR INDUSTRY IN THE FUTURE.

     The semiconductor industry is intensely competitive. Some of our competitors have greater technical, marketing, manufacturing and financial resources than we do. Our competitors also include emerging companies attempting to sell products to specialized markets such as those that we serve. Our competitors have, in some cases, developed and marketed products having similar design and functionality as our products. There can be no assurance that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased price competition.

WE MAY NOT BE ABLE TO SATISFY INCREASING DEMAND FOR OUR PRODUCTS, AND INCREASED PRODUCTION MAY LEAD TO OVERCAPACITY AND LOWER PRICES.

     The cyclical nature of the semiconductor industry has resulted in sustained or short-term periods when demand for our products has increased or decreased rapidly. We and the semiconductor industry have experienced a period of rapid increases in demand during fiscal 2000 and during the current fiscal year. We have increased our manufacturing capacity over the past three years through both expansion of our production facilities and increased access to third-party foundries. However, we cannot be sure that we will not encounter unanticipated production problems at either our own facilities or at third-party foundries, or that the increased capacity will be sufficient to satisfy demand for our products. We believe that other semiconductor manufacturers have expanded their production capacity over the past several years. This expansion by us and our competitors could lead to overcapacity in our target markets, which could lead to price erosion that would adversely affect our operating results.

WE RELY ON THIRD-PARTY SUBCONTRACTORS AND MANUFACTURERS FOR SOME
INDUSTRY-STANDARD WAFERS AND THEREFORE CANNOT CONTROL THEIR AVAILABILITY OR CONDITIONS OF SUPPLY.

     We rely, and plan to continue to rely, on assembly and test subcontractors and on third-party wafer fabricators to supply most of our wafers that can be manufactured using industry-standard digital processes. This reliance involves several risks, including reduced control over delivery schedules, manufacturing yields and costs. Also, noncompliance with "take or pay" covenants in supply agreements could adversely impact our operating results.

OUR REVENUES MAY NOT INCREASE ENOUGH TO OFFSET THE EXPENSE OF ADDITIONAL
CAPACITY.

     Our capacity additions resulted in a significant increase in operating expenses. If revenue levels do not increase enough to offset these additional expense levels, our future operating results could be adversely affected. In addition, asset values could be impaired if the additional capacity is underutilized for an extended period of time.

WE RELY ON MANUFACTURING CAPACITY LOCATED IN GEOLOGICALLY UNSTABLE AREAS, WHICH COULD AFFECT THE AVAILABILITY OF SUPPLIES AND SERVICES.

     We and many companies in the semiconductor industry rely on internal manufacturing capacity located in California and Taiwan as well as wafer fabrication foundries in Taiwan and other sub-contractors in geologically unstable locations around the world. This reliance involves risks associated with the impact of earthquakes on us and the semiconductor industry, including temporary loss of capacity, availability and cost of key raw materials and equipment, and availability of key services including transport.

WE ARE EXPOSED TO ECONOMIC AND POLITICAL RISKS THROUGH OUR SIGNIFICANT INTERNATIONAL OPERATIONS.

     In fiscal 2000, 55% of our revenues were derived from customers in international markets. We have manufacturing facilities outside the U.S. in Ireland, the United Kingdom, the Philippines and Taiwan. In addition to being exposed to the ongoing economic cycles in the semiconductor industry, we are also subject to the economic and political risks inherent in international operations, including the risks associated with the ongoing uncertainties in many developing economies around the world. These risks include air transportation disruptions, expropriation, currency controls and changes in currency exchange rates, tax and tariff rates and freight rates. Although we engage in hedging transactions to reduce our exposure to currency exchange rate fluctuations, there can be no assurance that our competitive position will not be adversely affected by changes in the exchange rate of the U.S. dollar against other currencies.

WE ARE INVOLVED IN FREQUENT LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD BE COSTLY TO UNDERTAKE AND COULD REQUIRE US TO REDESIGN PRODUCTS OR PAY SIGNIFICANT ROYALTIES.

     The semiconductor industry is characterized by frequent claims and litigation involving patent and other intellectual property rights. We have from time to time received, and may in the future receive, claims from third parties asserting that our products or processes infringe their patents or other intellectual property rights. In the event a third party makes a valid intellectual property claim and a license is not available on commercially reasonable terms, we could be forced either to redesign or to stop production of products incorporating that intellectual property, and our operating results could be materially and adversely affected. Litigation may be necessary to enforce patents or other of our intellectual property rights or to defend us against claims of infringement, and this litigation can be costly and divert the attention of key personnel. See Note 11 of the Notes to our Consolidated Financial Statements contained in our Form 10-K for the fiscal year ended October 30, 1999 incorporated by reference in this prospectus for information concerning pending litigation involving us. An adverse outcome in this litigation could have a material adverse effect on our consolidated financial position or on our consolidated results of operations or cash flows in the period in which the litigation is resolved.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

     The market price for our common stock has been and may continue to be volatile. For example, during the 52-week period ended December 7, 2000, the closing prices of our common stock as reported on the New York Stock Exchange ranged from a high of $103.00 to a low of $32.88. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

     -  actual or anticipated variations in our quarterly operating results;

     - announcements of technological innovations or new products or services by us or our competitors;

     -  announcements relating to strategic relationships or acquisitions;

     - changes in financial estimates or other statements by securities analysts;

     -  changes in general economic conditions;

     -  conditions or trends affecting the semiconductor industry; and

     - changes in the economic performance and/or market valuations of other semiconductor and high-technology companies.

     Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to changes in the operating performance of these companies. Any negative change in the public's perception of semiconductor companies could depress our stock price regardless of our operating results.

LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW.

     We have a substantial amount of outstanding indebtedness. Our substantial leverage could have significant negative consequences, including:

     - increasing our vulnerability to general adverse economic and industry conditions;

     - requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     Some statements in this prospectus and in the documents incorporated by reference may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on beliefs and assumptions of Analog, based on information currently available to the company's management. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Actual results may vary materially from those we express in forward looking statements. Factors which could cause actual results to differ from expectations include those set forth under "Risk Factors".

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, exchange listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     The following table sets forth, to our knowledge, certain information about the selling stockholders as of October 28, 2000. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after October 28, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.


                                                      SHARES OF COMMON STOCK
                                                     BENEFICIALLY OWNED PRIOR
                                                            TO OFFERING               NUMBER OF SHARES
                                                   -----------------------------      OF COMMON STOCK
           NAME OF SELLING STOCKHOLDER                NUMBER         PERCENTAGE        BEING OFFERED
           ---------------------------             ------------      -----------      ----------------
Hari R. Surapaneni(1)(2).........................     802,213              *               802,213
Roshan B. Gudapati (1)(3)........................     534,809              *               534,809
Anandaram Katragadda.............................         167              *                   167
Sanjeeva Reddy Challa............................       6,685              *                 6,685
Vilesh Shah......................................         401              *                   401
Fred Koehler.....................................       1,671              *                 1,671
Ravindra Bhilave.................................       1,169              *                 1,169
Chakra Parvathaneni..............................       4,011              *                 4,011
Ajay Dubey.......................................         181              *                   181
Arogyaswami J. Palraj............................       8,022              *                 8,022


---------------
 *  Less than one percent.

(1) Of the total shares of common stock listed as held by the selling stockholder, ten percent of such shares are held in an escrow account to secure indemnification obligations of such individual to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholder on or about the first anniversary of the closing of our acquisition of ChipLogic.

(2) Includes 149,625 shares that are subject to our right to require the forfeiture of such shares for no consideration in the event that certain employment conditions are not satisfied and 72,000 shares that are subject to our right to require the forfeiture of such shares for no consideration in the event that certain development milestones are not met, in each case, pursuant to the terms of stock restriction agreements between Mr. Surapeneni and us.

(3) Includes 99,750 shares that are subject to our right to require the forfeiture of such shares for no consideration in the event that certain employment conditions are not satisfied, and 48,000 shares that are subject to our right to require the forfeiture of such shares for no consideration in the event that certain development milestones are not met, in each case, pursuant to the terms of stock restriction agreements between Mr. Gudapati and us.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders indicated have been employed by their respective companies prior to the acquisition by us of those companies, and such persons are expected to be employed by us following the closing of the respective acquisitions.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial data set forth below for each of the fiscal years in the three-year period ended October 30, 1999 and as at October 31, 1998 and October 30, 1999 have been derived from our audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended October 30, 1999, incorporated by reference into this prospectus. The selected consolidated financial data set forth below for each of the fiscal years in the two-year period ended November 2, 1996 and as at October 28, 1995, November 2, 1996, and November 1, 1997 are derived from our audited consolidated financial statements that are neither included in nor incorporated by reference into this prospectus. We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles. The following data should be read in conjunction with our audited consolidated financial statements and notes thereto and "Management Analysis" in the Annual Report on Form 10-K for the fiscal year ended October 30, 1999, incorporated by reference into this prospectus.

                                                                            YEAR ENDED
                                                -------------------------------------------------------------------
                                                OCTOBER 28,   NOVEMBER 2,   NOVEMBER 1,   OCTOBER 31,   OCTOBER 30,
                                                   1995          1996          1997          1998          1999
                                                -----------   -----------   -----------   -----------   -----------
Statement of Operations Data:
  Net sales...................................   $941,546     $1,193,786    $1,243,494    $1,230,571    $1,450,379
  Net income before cumulative effect of
    change in accounting principle............    119,270        171,901       178,219       119,488       196,819
  Cumulative effect of change in accounting
    principle.................................         --             --            --       (37,080)           --
  Net income after cumulative effect of change
    in accounting principle...................    119,270        171,901       178,219        82,408       196,819
  Net income per share(1):
    Basic.....................................       0.40           0.56          0.56          0.26          0.58
    Diluted...................................       0.38           0.52          0.52          0.25          0.55
  Pro forma amounts with the change in
    accounting principle related to revenue
    recognition applied retroactively:
  Net sales...................................         (2)    $1,183,186    $1,214,602    $1,230,571            --
  Net income..................................         (2)       168,328       167,515       119,488            --
  Net income per share(1):
    Basic.....................................         (2)          0.55          0.53          0.37            --
    Diluted...................................         (2)          0.51          0.49          0.35            --

                                                OCTOBER 28,   NOVEMBER 2,   NOVEMBER 1,   OCTOBER 31,   OCTOBER 30,
                                                   1995          1996          1997          1998          1999
                                                -----------   -----------   -----------   -----------   -----------
Balance Sheet Data:
  Total assets................................   $993,349     $1,508,272    $1,763,853    $1,861,730    $2,218,354
Long-term debt and non-current obligations
  under capital leases........................     80,000        353,666       348,852       340,758        16,214

---------------
(1) All share and per share information gives effect to our two-for-one stock split, distributed to stockholders as a 100% stock dividend, on March 15, 2000.

(2) Data was not available in sufficient detail to provide pro forma information for fiscal 1995.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue up to 600,000,000 shares of common stock, par value $0.16 2/3 per share, and 471,934 shares of preferred stock, par value $1.00 per share.


COMMON STOCK



     As of October 28, 2000, there were 357,923,824 shares of our common stock outstanding that were held of record by approximately 4,358 stockholders.



     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. There are no shares of preferred stock outstanding.



PREFERRED STOCK



     Our Board of Directors is authorized, subject to some limitations prescribed by law, without further stockholder approval to issue from time to time up to an aggregate of 471,934 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of that series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Analog Devices. An aggregate of 300,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock for issuance in connection with our Stockholder Rights Plan. See "Stockholder Rights Plan" below. We have no present plans to issue any shares of preferred stock.



MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF OUR RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS



     Because we have more than 200 stockholders of record, we are subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless



     - the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder,



     - the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by some affiliates of the corporation) at the time it becomes an interested stockholder, or



     - the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder).


     An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and some other transactions resulting in a financial benefit to the interested stockholders.

     Massachusetts General Laws Chapter 156B, Section 50A generally requires that a publicly-held Massachusetts corporation have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. Our By-Laws contain provisions which give effect to Section 50A.

     Our By-Laws include a provision excluding us from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions". In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote that stock unless the stockholders of the corporation so authorize. The Board of Directors may amend our By-Laws at any time to subject us to this statute prospectively.

     Our Restated Articles of Organization provide that we shall indemnify our directors and officers to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all liabilities and expenses incurred in connection with service for us or on our behalf. In addition, the Restated Articles of Organization provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not eliminate director liability under federal securities laws or preclude non-monetary relief under state law.

STOCKHOLDER RIGHTS PLAN


     In March 1998, the Board of Directors adopted a Stockholder Rights Plan that replaced a plan adopted by the Board in 1988. Pursuant to the Stockholder Rights Plan, each share of common stock has an associated one-half of a right. Under certain circumstances, each whole right would entitle the registered holder to purchase from us one one-thousandth share of Series A Junior Participating Preferred Stock at a purchase price of $180 in cash, subject to adjustment.


     The rights are not exercisable and cannot be transferred separately from the common stock until ten business days (or such later date as may be determined by the Board of Directors) after

     - the public announcement that a person or group of affiliated or associated persons has acquired (or obtained rights to acquire) beneficial ownership of 15% or more of our common stock or

     - the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding common stock.


     If and when the rights become exercisable, each holder of a right shall have the right to receive, upon exercise, that number of common stock (or in certain circumstances, cash, property or other of our securities) that equals the exercise price of the right divided by 50% of the current market price (as defined in the Stockholder Rights Plan) per share of common stock at the date of the occurrence of the event. In the event at any time after any person becomes an acquiring person,


     - we are consolidated with, or merged with and into, another entity and we are not the surviving entity of the consolidation or merger or if we are the surviving entity, shares of our outstanding common stock are changed or exchanged for stock or securities or cash or any other property, or

     -  50% or more of our assets or earning power is sold or transferred,

each holder of a right shall thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company that equals the exercise price of the right divided by 50% of the current market price of the common stock at the date of the occurrence of the event.


     The rights have anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in our stock on terms not approved by the Board of Directors. The rights expire on March 17, 2008 but may be redeemed by us for $.001 per right at any time prior to the tenth day following a person's acquisition of 15% or more of our then outstanding common stock. So long as the rights are not separately transferable, each new share of common stock issued will have one-half of a right associated with it.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     -  an over-the-counter distribution;

     -  in privately negotiated transactions; and

     -  in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the first anniversary of the date on which the Registration Statement of which this prospectus constitutes a part, becomes effective.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP. Paul P. Brountas, a partner of Hale and Dorr LLP, is Clerk of Analog Devices and owns 70,000 shares of common stock of Analog Devices.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Analog Devices, Inc. incorporated by reference and included, respectively, in Analog Devices, Inc.'s Annual Report on Form 10-K for the year ended October 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference and included therein, respectively, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

     (1)  Our Annual Report on Form 10-K for the year ended October 30, 1999;

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended January 29, 2000, April 29, 2000 and July 29, 2000;

     (3) Our Current Reports on Form 8-K dated November 19, 1999 and October 6, 2000; and

     (4) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

        Analog Devices, Inc.
        One Technology Way
        Norwood, MA 02062-9106
        Attention:  Joseph E. McDonough
        Vice President, Finance
        Telephone: (781) 329-4700

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Analog Devices (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............  $19,559
Legal fees and expenses.....................................  $ 5,000
Miscellaneous expenses......................................  $10,000
          Total Expenses....................................  $34,559
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 6A of the Registrant's Restated Articles of Organization (the "Restated Articles") provides for indemnification of directors and officers to the full extent permitted under Massachusetts law. Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, provided that, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged not to be entitled to indemnification under
Section 67.

     Article 6A also provides for indemnification of directors and officers of the Registrant against liabilities and expenses in connection with any legal proceedings to which they may be made a party or with which they may become involved or threatened by reason of having been an officer or director of the Registrant or of any other organization at the request of the Registrant.
Article 6A generally provides that a director or officer of the Registrant (i) shall be indemnified by the Registrant for all expenses of such legal proceedings unless he has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, and (ii) shall be indemnified by the Registrant for the expenses, judgments, fines and amounts paid in settlement and compromise of such proceedings. No indemnification will be made to cover costs of settlements and compromises if the Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant), that such settlement or compromise is not in the best interests of the Registrant.

     Article 6A permits the payment by the Registrant of expenses incurred in defending a civil or criminal action in advance of its final disposition, subject to receipt of an undertaking by the indemnified person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Restated Articles. No advance may be made if the Board of Directors determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant), that such person did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant.

     Article 6D of the Restated Articles provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant has directors and officers liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS


 EXHIBIT
 NUMBER                                DESCRIPTION
---------                              -----------

  5.1*         Opinion of Hale and Dorr LLP.
  23.1*        Consent of Independent Auditors.
  23.2*        Consent of Hale and Dorr LLP (included in Exhibit 5.1).
               Power of Attorney (See page II-4 of this Registration
  24.1*        Statement).



* Previously filed.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwood, Commonwealth of Massachusetts, on December 28, 2000.


                                          ANALOG DEVICES, INC.


                                          By:    /s/ JOSEPH E. MCDONOUGH

                                            ------------------------------------

                                                    JOSEPH E. MCDONOUGH


                                                 VICE PRESIDENT-FINANCE AND


                                                  CHIEF FINANCIAL OFFICER


                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                       TITLE                             DATE
                ---------                                       -----                             ----

                    *                       President, Chief Executive Officer and          December 28, 2000
------------------------------------------  Director (Principal Executive Officer)
            Jerald G. Fishman

                    *                       Chairman of the Board and Director              December 28, 2000
------------------------------------------
                Ray Stata

         /s/ JOSEPH E. MCDONOUGH            Vice President-Finance and Chief Financial      December 28, 2000
------------------------------------------  Officer (Principal Financial and Accounting
           Joseph E. McDonough              Officer)

                    *                       Director                                        December 28, 2000
------------------------------------------
              John L. Doyle

                    *                       Director                                        December 28, 2000
------------------------------------------
         Charles O. Holliday, Jr.

                    *                       Director                                        December 28, 2000
------------------------------------------
                Joel Moses

                    *                       Director                                        December 28, 2000
------------------------------------------
             F. Grant Saviers

                    *                       Director                                        December 28, 2000
------------------------------------------
             Lester C. Thurow



By: /s/ JOSEPH E. MCDONOUGH

    --------------------------------------------------------

    JOSEPH E. MCDONOUGH


    AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                DESCRIPTION
---------                              -----------

  5.1*         Opinion of Hale and Dorr LLP.
  23.1*        Consent of Ernst & Young LLP.
  23.2*        Consent of Hale and Dorr LLP (included in Exhibit 5.1).
               Power of Attorney (See page II-4 of this Registration
  24.1*        Statement).



* Previously filed.